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Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the 1997 Stock Option Plan, 2003 Non-Employee Director Stock Option Plan and the 2004 Stock Option and Incentive Plan of Phase Forward Incorporated, and to the incorporation by reference therein of our report dated March 12, 2004, with respect to the consolidated financial statements of Phase Forward Incorporated and our report dated June 7, 2004 on the financial statements of Clinsoft Corporation and Subsidiaries included in the S-1 Registration Statement (No. 333-113594), filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Boston, Massachusetts
July 14, 2004